Exhibit (h)

Sales Agreement

Agreement dated as of                     , 2007 between Landesbank Berlin AG (“LBB”), a German banking organization which is a corporation formed under the laws of the Federal Republic of Germany, and                      (“Selling Broker”).

WHEREAS, LBB is the beneficial owner of 2,592,641 shares (“Shares”) of the common stock, par value $.01 per share (“Common Stock”), of Aberdeen Australia Equity Fund, Inc. (“Fund”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and organized as a Maryland corporation;

WHEREAS, the Fund has filed with the Securities and Exchange Commission a registration statement on Form N-2 (the “Registration Statement”) for the offer and sale by LBB of the Shares;

WHEREAS, as used in this Agreement, the term Registration Statement shall refer to the Registration Statement at the time it becomes effective, and as may be subsequently amended from time to time; and

WHEREAS, in connection with the proposed sale by LBB of its Shares under the Registration Statement through the broker dealers named in the Registration Statement, including the Selling Broker, LBB and the Selling Broker wish to enter into this Agreement to set forth the terms and conditions, including sales commission, of the Shares to be sold on behalf of LBB by the Selling Broker.

NOW, THEREFORE, the parties agree as follows:

1. Sale of Shares by Selling Broker on Behalf of LBB. At such times and in such quantities as LBB may request, following receipt by the Selling Broker of a quantity of prospectuses sufficient for delivery, the Selling Broker shall endeavor to effect sales of Shares on behalf of LBB in the manner set forth in the description of the plan of distribution in the Registration Statement. Such sales shall be effected in the open market at such prices as are available to the Selling Broker. The Selling Broker does not guarantee any specific price or quantity of Shares that it will be able to sell in response to LBB’s request. Following receipt of payment, the Selling Broker shall remit to LBB the proceeds it receives from any such sale less a sales commission of between of $.01 and $.06 per Share (the precise amount of the commission shall be as agreed between the parties). Any sale of Shares by the Selling Broker on behalf of LBB shall be made in express reliance upon the representations and warranties of LBB set forth herein.

2. Delivery of Shares. The Shares are owned by LBB in book entry form through an account maintained by LBB with its correspondent Citibank N.A. at Depositary Trust Company (“DTC”).

At the request of the Selling Broker, LBB shall either (i) instruct its correspondent Citibank N.A. to deliver shares to a designated DTC account in settlement of a trade effected through the Selling Broker or (ii) instruct its correspondent Citibank N.A. to effect a book entry transfer of such number of Shares as LBB may determine to [insert designated account] to the account and for the benefit of the Selling Broker so that the Selling Broker may cause delivery in a timely manner of Shares sold on behalf of LBB, in which case the Selling Broker shall effect book-entry delivery through its correspondent of Shares sold on behalf of LBB. In the case of (ii) above, if this Agreement terminates prior to the sale of all of such Shares, the Selling Broker shall instruct its correspondent at DTC to effect a book entry transfer back to LBB of the unsold Shares.

3. Representations and Warranties of LBB. LBB represents and warrants to the Selling Broker as follows:

(a) Accuracy. To LBB’s knowledge, neither the prospectus included as part of the Registration Statement nor any amendments or supplements thereto includes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and LBB is not prompted to sell the Shares by any information concerning the Fund which is not set forth in the prospectus.

(b) Authorization. LBB has duly authorized its execution, delivery and performance of this Agreement.

(c) Valid Title. LBB has, and on each date that it requests the Selling Broker to effect sales of Shares, it will have, valid title to the Shares to be sold by LBB free and clear of all security interests, claims, liens, equities or other encumbrances and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Shares to be sold by LBB.

(d) Absence of Further Requirements. Except as may be required under the Securities Act of 1933, the Investment Company Act of 1940, the regulations adopted thereunder and state securities laws (all of which have been complied with as to form), no filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by LBB of its obligations hereunder or in connection with the sale of Shares hereunder.

4. Indemnification of the Selling Broker by LBB. LBB shall indemnify and hold harmless the Selling Broker for any judgments, settlements, costs and/or reasonable attorneys’ fees incurred by the Selling Broker (including attorneys’ fees incurred by the Selling Broker in enforcing its right to be indemnified by LBB under this Agreement) as a result of any claims or demands made by any person for which the Selling Broker is or may become liable as a direct or proximate result of any untrue statement of a material fact in the Registration Statement or omission to state a material fact required to be stated in the Registration Statement or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading based upon information provided by LBB to the Fund for inclusion in and/or preparation of the Registration Statement and in fact included therein, or as a direct or proximate result of a breach by LBB of its undertakings set forth in Section 8 of this Agreement.

5. Indemnification of LBB by the Selling Broker. The Selling Broker shall indemnify and hold harmless LBB for any judgments, settlements, costs and/or reasonable attorneys’ fees incurred by LBB (including attorneys’ fees incurred by LBB in enforcing its respective right to be indemnified by the Selling Broker under this Agreement) as a result of any claims or demands made by any person for which LBB is or may become liable as a direct or proximate result of any failure of the Selling Broker to deliver the Fund’s prospectus to a purchaser of the Shares from or through the Selling Broker or for any statement by the Selling Broker to a purchaser that is not in full conformity with the disclosures set forth in the Registration Statement.

6. Notification; Settlement.

(a) Promptly after receipt by the indemnified party of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against the indemnifying party pursuant to this Agreement, the indemnified party shall notify the indemnifying party in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to the indemnified party under this Agreement (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Agreement. Subject to the provisions hereinafter stated, in case any such action shall be brought against the indemnified party, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified party, for the same counsel to represent both the indemnified party and the indemnifying party or any affiliate or associate thereof, the indemnified party shall be entitled to retain its own counsel at the expense of the indemnifying party; provided, however, that the indemnifying party shall not be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for the indemnified party or, in the case of the Selling Broker, the Selling Broker and other selling brokers engaged by LBB to sell shares pursuant to the Registration Statement. In no event shall the indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved the terms of the settlement. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnification could have been sought hereunder by the indemnified party, unless such settlement includes an unconditional release of the indemnified party from all liability on claims that are the subject matter of such proceeding.

(b) The party seeking particular indemnification payments pursuant to Section 4 or 5, as the case may be, shall not be entitled to receive such payments unless: (i) it has sought consent for such indemnification payments from the indemnifying party and obtained such consent, or (ii) it has sought such consent from the indemnifying party and such consent has been unreasonably denied.

7. Survival of Obligations. The obligations of the indemnifying party to indemnify the indemnified party pursuant to the terms of this Agreement shall survive any termination of offers and sales by LBB of its Shares pursuant to the Registration Statement through the Selling Broker, and shall remain in full force and effect until the final settlement or adjudication of any action (including any appeals with respect thereto) pursuant to which a claim could be brought under this Agreement and the resolution of any related claim for indemnification under this Agreement.

8. Provision of Prospectus. LBB covenants with the Selling Broker that it will furnish to the Selling Broker, without charge to the Selling Broker, a conformed copy of the Registration Statement and such number of copies of the prospectus and any supplements or amendments thereto as the Selling Broker shall reasonably request for purposes of effecting sales of Shares on behalf of LBB. LBB further covenants with the Selling Broker that, if at any time when a prospectus is required by law to be delivered in connection with sales of Shares on behalf of LBB by the Selling Broker, LBB either determines or is notified by the Fund that an event has occurred or conditions exist as a result of which sales may not be made pursuant to the Registration Statement or it is necessary to amend or supplement the prospectus included in the Registration Statement in order to make the statements therein, in the light of the circumstances when the prospectus is delivered to a purchaser, not misleading, or it is necessary to amend or supplement the prospectus to comply with applicable law, LBB shall promptly inform the Selling Broker of such fact, whereupon the Selling Broker shall immediately cease sales of shares pursuant to the Registration Statement until such time, if ever, as LBB in its sole discretion advises the Selling Broker that sales may recommence either pursuant to the previously existing Registration Statement or pursuant to a revised Registration Statement and revised prospectuses delivered to the Selling Broker.

9. Amendment. This Agreement may be amended by the parties hereto only if such amendment is set forth in a written instrument executed by each of the parties hereto.

10. Governing Law; Venue.

(a) This Agreement and all rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of New York, including New York General Obligations Law Sections 5-1401 and 5-1402, but otherwise without regard to laws of New York concerning conflicts of laws or choice of forum.

(b) Any suit, action or proceeding to enforce this Agreement, or arising out of or relating to this Agreement or the transactions contemplated hereby (“Action”), shall be brought exclusively in the New York State or Federal Court sitting in New York County, New York (an “Appropriate Court”), and each party hereto irrevocably submits to the personal jurisdiction of an Appropriate Court with respect to any Action. Each party hereby waives, and agrees not to assert, any defense to an Action brought in an Appropriate Court based on a claim that such party is not subject to the jurisdiction of the Appropriate Court, or the Appropriate Court is an inconvenient forum or is in any way an improper venue for the Action (the “Waivers”). Notwithstanding the foregoing, should any party bring an Action in a court other than an Appropriate Court, the plaintiff in such Action shall be bound by the Waivers, and shall not assert positions contrary thereto, in respect to any motion by the defendant to transfer such Action to any Appropriate Court.

(c) Each party hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any Action in any Appropriate Court by registered express mail, return receipt requested, or by delivering a copy of such process to such party, at its address specified in Section 11 or by any other manner permitted by law. Each party agrees that a final judgment in any Action in an Appropriate Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

11. Notices. All notices and other communications hereunder (including process, subject to Section 10(c)) shall be in writing and shall be deemed to have been duly given if mailed, delivered by hand, or delivered by any standard form of telecommunication that provides for receipt by the sender of proof of receipt. Notices to LBB shall be directed to the office of LBB at Alexanderplatz 2-10178, Berlin, Germany, Attention: Claudia Fritze, Esq., with copies to Edwin C. Laurenson, Esq., McDermott, Will & Emory LLP, 340 Madison Avenue, New York, New York 10173, and notices to the Selling Broker shall be directed to the office of the Selling Broker at                     ; and or/in the case of each party so designated, to such address or addressee as may be designated by notice delivered as provided above.

12. No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDESBANK BERLIN AG		[ ]

By		By
	Name:		Name:
	Title:		Title: